Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Announces Preliminary 2008 Revenue Results

ROANOKE, VA, (February 10, 2009) Luna Innovations Incorporated (NASDAQ: LUNA), a developer of sensing & instrumentation and nanomaterial solutions for medical, telecommunications, energy and defense markets, today announced preliminary revenue results for 2008.

The company expects 2008 annual revenue to be approximately $36.9 million. The lower than expected 2008 revenues were primarily due to a decline in orders for telecommunications products in the fourth quarter. The company believes the decline in sales is related to customers reducing their capital expenditures as a result of the changes in the global economy. The expected revenue is an estimate pending the audit of the company’s financial results for the year ended December 31, 2008 and accordingly is subject to change.

Commenting on the announcement, Kent Murphy, Chairman and CEO of Luna Innovations, said “Luna is taking steps to control expenses. We ended 2008 with $15.5 million in cash, a net increase of approximately $300,000 in the fourth quarter. Given these times of economic uncertainty, it is difficult to project 2009 revenue. We currently expect flat to modest growth in 2009.”

The Technology Development Division achieved its planned growth of 15% in 2008 and has continued to be successful in attracting new awards in early 2009. Since December 2008, new contract awards and contracts in negotiation total in excess of $20M. These new awards support product development in sensors, nanomedicines and defense. In addition, the company continues to make progress towards opportunities with partners in alternative energy, medical devices, pharmaceuticals and defense solutions.

Luna will provide complete financial results, including an update on its outlook for 2009, in its regularly scheduled 2008 fourth quarter conference call and webcast, which will be announced in the near future.

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LUNA INNOVATIONS INCORPORATED	Luna Preliminary, Page 2

Dial-in and webcast access information will be available on the Investor Relations section of the Luna Innovations website at http://www.lunainnovations.com.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding, but not limited to, expected revenues and other financial results, new contracts, effects of the global economy, and progress towards partnering opportunities. Actual results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including without limitation the preliminary status of the expected financial results and potential adjustments to the expected results made during the ongoing close of the company’s financial records and year-end audit procedures; the government’s ability to cancel of all or a part of a contract for budgetary reasons, among other reasons; the company’s ability to transition its revenue mix to product revenues; the company’s limited experience in manufacturing products on a commercial scale; the company’s continued reliance on contract research, including government grants and contracts available only to small businesses, for a significant portion of its revenue; the company’s ability to remain eligible for small business government grants and contracts in the future; and risks inherent in current or future litigation proceedings. Additional factors that may affect the future results of the company are set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: ir@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: kclark@lunainnovations.com